Exhibit 10.52

January 2, 2007

Donald R. Katz
Audible, Inc.
65 Willowbrook Blvd.
Wayne, NJ 07470

Dear Don:

It is with tremendous pleasure that we confirm the details of your employment terms for the next three years that have been approved by Audible’s Board of Directors and will become effective on January 2, 2007. The specifics of our agreement are as follows:

Function:	Chief Executive Officer and Chairman of the Board
Base Salary:	$300,000/annum. Your base salary will not be diminished during the term of your employment as a result of a change in your job title or function.
Annual Bonus:
You are eligible to receive an annual bonus, payable in the form of a stock award, of up to 25,000 shares each year under Audible’s Stock Incentive Plan with the following allocation each year: 50% may be granted in the discretion of the Compensation Committee and 50% based on meeting mutually agreed upon individual objectives and the Company’s overall performance objectives. The Company performance objectives will be meeting or exceeding 2007, 2008 and 2009 budget numbers for revenue and EBITDA. Any stock awarded pursuant to this provision will be vested immediately. Any decision on your bonus entitlement will be made, and shares distributed accordingly, no later than the date of the Company’s public reporting of financial results for the previous year provided that you are employed with us at the time.

Annual Equity Awards:
On the first business day of 2007, 2008 and 2009, provided that you are then employed with the Company, you will be granted an award of 60,000 Audible stock options and 20,000 restricted stock units under Audible’s Stock Incentive Plan. The stock options will have an exercise price per share equal to the closing market price on the date of grant. The stock option and restricted stock unit awards will be subject to the terms and conditions of our standard stock option and restricted stock unit agreements, and the stock options will be incentive stock options to the fullest extent permitted by law. The stock option and restricted stock unit awards will vest semi-annually over three years from the date of grant provided that you remain employed with us continuously through such vesting date. The Company will, unless you request otherwise and make sufficient arrangements for the required payment of taxes, withhold from the shares otherwise deliverable under the units on each vesting date a number of shares having a fair market value sufficient in amount to satisfy your tax liabilities that arise from such vesting, up to the statutory minimum withholding amount required by law.

Accelerated Vesting:
Our stock option and restricted stock unit agreements provide for automatic vesting of 50% of unvested options and units in the event of a sale or merger of the company resulting in a qualified “Change of Control” (as defined therein) prior to full vesting. They also provide that, at the time of the transaction, additional accelerated vesting can be approved by the Board.

Compliance:	You agree to comply fully with all Audible policies and procedures, including but not limited to, any memoranda and communications pertaining to Audible’s policies, procedures, rules and regulations.
Benefits:
You will continue to be eligible to participate in the Company’s health care and dental plans, and in all other welfare and retirement plans that the Company makes available generally to its senior management team members, subject to their exclusions and limitations. The company will continue to cover two-thirds of the premium for your health care and dental coverage including coverage under the Company’s plan for your eligible dependents. The Company will also pay 25% of your annual membership at a health club of your choice, reasonably approved by the Company.

Time Off:
You will be entitled to twenty-five (25) days of vacation per year, to be taken at such times as are mutually convenient to you and the Company. The Company typically observes seven holidays each year.

Severance:
The terms of the letter agreement dated July 30, 2003 dealing with severance and the conditions thereof (the “Severance Agreement”) will continue in effect for three years from the date of this letter and are incorporated fully herein, with the modifications described below. A copy of the Severance Agreement is attached hereto. Payments under the Severance Agreement shall not be triggered, and you shall not have Good Reason to terminate employment, if you cease to hold the title or have the authority, duties or responsibilities of Chief Executive Officer but continue to have the opportunity to serve as executive chairman of the Company. The Board, in its discretion, may choose to accelerate vesting of outstanding options or restricted stock units in addition to the 50% vesting of unvested stock options provided for under Paragraph 4 of the Severance Agreement. Solely to the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), all payments due under the Severance Agreement during the six-month period measured from the date that you incur a Separation from Service (as defined under Section 409A) will accrue and be paid to you with interest at prime plus 1% on the first business day after expiration of such six-month period. You will not be entitled to severance if your employment is terminated at any time and for any reason after three (3) years from the date of this letter.

This Agreement supersedes all prior agreements, written or oral, between you and Audible relating to the subject matter of this Agreement except the Severance Agreement and the restrictive covenants set forth in the Employee Non-Disclosure, Developments and Non-Compete Agreement executed by you on July 22, 1996. This Agreement may not be modified, changed or discharged in whole or in part, except by a written agreement signed by both you and the Company. You signature below indicates acceptance of these terms.

Regards,

/s/ William H. Mitchell

William H. Mitchell
Chief Financial Officer
Audible, Inc.

Accepted:  /s/ Donald R. Katz   Date: January 2, 2007